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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statement of Axent Technologies, Inc. on Form S-4, which includes the joint proxy statement of both Axent Technologies, Inc. and Raptor Systems, Inc., of our report dated January 28, 1997, on our audits of the consolidated financial statements of Axent Technologies, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, as included in Axent Technologies, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which report is incorporated by reference in this registration statement on Form S-4. We also consent to the references to our firm under the captions "Conditions," "Independent Accountants" and "Experts."

                                          Coopers & Lybrand L.L.P.

Washington, D.C.
December 23, 1997